Exhibit 99.1

Contacts:

Bill Walker General Manager Fleishman-Hillard Toronto 416-645-8199 Bill.Walker@fleishman.ca	Michelle King Director, Global Public Relations Dunkin' Brands, Inc. 781-737-5200 Michelle.King@dunkinbrands.com

Baskin-Robbins to Close Manufacturing Plant in Peterborough, Ontario, Canada

Rapid Growth of Baskin-Robbins International Drove Decision

PETERBOROUGH, ONTARIO, CANADA (July 18, 2012) – In October 2012, Baskin-Robbins will close its Peterborough, Ontario, Canada manufacturing plant and shift production to existing partner suppliers. Production of ice cream for Baskin-Robbins shops located in Canada will shift to Scotsburn Dairy of Truro, Nova Scotia. The dairy already produces Baskin-Robbins ice cream products.

“We deeply regret the need to close the Peterborough plant, but the facility, which is already operating around the clock, is unable to keep up with the demands of our rapidly growing international business,” said Peter Laport, Vice President, Global Strategic Manufacturing and Supply, Baskin-Robbins. “We have explored other options, but modernizing the facility and adding capacity are unfortunately not viable. We appreciate the dedication of our Peterborough employees and are committed to help them through this transition.”

All Baskin-Robbins employees at the plant will be offered severance compensation and benefits that include counseling, resume support and career planning assistance.

Eighty people work at the Peterborough plant. Forty-six of those employees are represented by Canadian Auto Workers (CAW) union, and Baskin-Robbins will work with the union in regard to the closure. Approximately 15 positions will be eliminated by the end of July, with the remaining positions phased out as plant operations ramp down and the facility closes by mid-October. A few managers will stay on until the end of the year.

Currently, the Peterborough plant produces ice cream for approximately one-third of Baskin-Robbins’ more than 4,200 shops outside the United States. Ice cream that had been produced in Peterborough for shops other than those in Canada will shift to Dean Foods. This will support Baskin-Robbins’ increasing need to provide ice cream to a growing number of international franchisees and their customers. It also provides several other important business benefits:

•	Innovation – provides more opportunity to create new Baskin-Robbins flavors and ice cream products

•	Supply chain – enables potential to manufacture at additional Dean Food plants, supporting continuity of supply and future growth

•	Sourcing effectiveness – moves production closer to primary ingredient suppliers

Another significant factor in the closure decision is Baskin-Robbins’ strategy to transition entirely to third-party companies to manufacture its ice cream.

“Peterborough is the only remaining manufacturing facility we operate in North America,” said Laport. “We believe it makes sense to focus on our core skills of franchising, retail and product innovation, rather than ice cream production.”

The Company expects to incur one-time charges in 2012 of approximately $16 million to $18 million, including a $4 million non-cash charge, associated with the closing of the plant. Beginning in 2013, the Company currently expects annual savings of approximately $4 million to $5 million as a result of transferring production to third-party manufacturers.

Baskin-Robbins remains committed to the Canadian market, where it has a total of 113 franchised shops with approximately 550 full-time and part-time employees. In addition to continuing to manufacture ice cream for Canadian shops at the Scotsburn Dairy in Nova Scotia, the company is actively recruiting additional franchisees to expand its current base of Baskin-Robbins shops in Canada.

About Baskin-Robbins

Named the top ice cream and frozen dessert franchise in the United States by Entrepreneur magazine’s 31st annual Franchise 500® ranking, Baskin-Robbins is the world’s largest chain of ice cream specialty shops. Baskin-Robbins creates and markets innovative, premium hard scoop ice cream and soft serve, custom ice cream cakes and a full range of beverages, providing quality and value to consumers at more than 6,700 retail shops in nearly 50 countries. Baskin-Robbins was founded in 1945 by two ice cream enthusiasts whose passion led to the creation of more than 1,000 ice cream flavors and a wide variety of delicious treats. For the full-year 2011, Baskin-Robbins’ shops had global franchisee-reported sales of approximately $1.8 billion. For further information, visit www.BaskinRobbins.com.

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